UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2015

COLUMBIA LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10352	59-2758596
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Liberty Square Boston, Massachusetts	02109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 639-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 9, 2015, the Board of Directors (the “Board”) of Columbia Laboratories, Inc. (the “Company”) approved an amendment to Article I, Section 9 of the Company’s Amended and Restated By-Laws to change the voting standard for uncontested elections of directors to a majority of votes cast from a plurality standard. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director (with “abstentions” and “broker non-votes” not counted as votes cast either “for” or “against” that director’s election). In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast.

In addition, if a nominee who already serves as a director is not elected, the director shall offer to tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee (the “Committee”) will make a recommendation to the Board on whether to accept or reject the director’s offer to tender his or her resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision regarding the tendered resignation within 90 days from the date of the certification of the election results. The director who offers to tender his or her resignation will not participate in the Board’s decision. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board, that vacancy can be filled by action of the Board.

The preceding is qualified in its entirety by reference to the Amended and Restated Bylaws, which became effective on January 9, 2015, and are attached hereto as Exhibit 3.2 and incorporated herein by reference. Additionally, a copy of the Amended and Restated Bylaws, marked to show changes to the former bylaws, are also included as Exhibit 3.2.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.2	Amended and Restated By-Laws of Company.

3.2.1	Amended and Restated By-Laws (marked to show changes to former By-Laws)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA LABORATORIES, INC.

By:	/s/ Frank C. Condella, Jr.
Name:	Frank C. Condella, Jr.
Title:	President and Chief Executive Officer

Date: January 12, 2015